                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a party other than the Registrant / /

Check the appropriate box:
    / / Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                CT HOLDINGS, INC.
                       (FORMERLY CITADEL TECHNOLOGY, INC.)
                (Name of Registrant as Specified In Its Charter)

            ---------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1) Title of each class of securities to which transaction applies:
                                                                   -------------

(2) Aggregate number of securities to which transaction applies:
                                                                ----------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                                               ---------------------------------
(4) Proposed maximum aggregate value of transaction:
                                                    ----------------------------
(5) Total fee paid:
                   -------------------------------------------------------------
/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
                          ------------------------------------------------------
(2) Form, Schedule or Registration Statement No.:
                                                --------------------------------
(3) Filing Party:
                ----------------------------------------------------------------
(4) Date Filed:
              ------------------------------------------------------------------

                             [CT HOLDINGS,INC. LOGO]

                                CT HOLDINGS, INC.
                       (FORMERLY CITADEL TECHNOLOGY, INC.)
                     3811 TURTLE CREEK BOULEVARD, SUITE 770
                               DALLAS, TEXAS 75219
                                 (214) 520-9292


                                January 26, 2000

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of CT Holdings, Inc. (formerly Citadel Technology, Inc.) to be held in the Ballroom of the Stoneleigh Hotel, 2927 Maple Avenue, Dallas, Texas on February 25, 2000 at 10:00 a.m. I believe that the Annual Meeting of Stockholders provides an excellent opportunity for stockholders to become better acquainted with the Company and its directors and officers. I hope that you will be able to attend.

Enclosed you will find proxy materials for our Annual Meeting of Stockholders, at which you will be asked to consider the election of directors. Your Board has recommended that the Stockholders vote in favor of the nominees for director.

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE. IF YOUR SHARES OF COMMON STOCK ARE HELD IN THE NAME OF A BANK OR BROKERAGE FIRM, ONLY THAT FIRM CAN EXECUTE A PROXY CARD ON YOUR BEHALF. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND GIVE INSTRUCTIONS FOR A PROXY CARD TO BE VOTED.

Thank you for your support and cooperation.

                                             Sincerely,

                                             /S/ STEVEN B. SOLOMON
                                             ---------------------------
                                             Steven B. Solomon
                                             Chief Executive Officer and
                                             President

                              [CT HOLDINGS, INC. LOGO]

                                CT HOLDINGS, INC.
                       (FORMERLY CITADEL TECHNOLOGY, INC.)
                     3811 TURTLE CREEK BOULEVARD, SUITE 770
                               DALLAS, TEXAS 75219
                                 (214) 520-9292
                                 www.citadel.com

                              --------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                FEBRUARY 25, 2000

                             ----------------------

To the Stockholders of CT Holdings, Inc. (formerly Citadel Technology, Inc.):

As a stockholder of CT Holdings, Inc., a Delaware corporation (the "Company"), you are hereby given notice of and invited to attend in person or by proxy the Annual Meeting of Stockholders of the Company (the "Meeting") to be held in the Ballroom of the Stoneleigh Hotel, 2927 Maple Avenue, Dallas, Texas on February 25, 1999 at 10:00 a.m. for the following purposes:

   1. To elect seven members to the Company's Board of Directors each to hold office until the next annual meeting and until his successor is elected and qualified; and
   2. To transact such other business as may properly come before the Meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on December 30, 1999 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Meeting and any adjournments thereof. Only stockholders of record as of the close of business on the Record Date are entitled to notice of and to vote at the Meeting and any adjournments thereof. The transfer books of the Company will not be closed.

A Proxy Statement, form of Proxy and copy of the Annual Report on Form 10-KSB for the fiscal year ended February 28, 1999 accompany this notice.

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, THE COMPANY DESIRES TO HAVE THE MAXIMUM REPRESENTATION AT THE MEETING AND RESPECTFULLY REQUESTS THAT YOU SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE POSTAGE PAID ENVELOPE PROVIDED. NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES OF AMERICA. A PROXY MAY BE REVOKED BY A STOCKHOLDER AT ANY TIME PRIOR TO ITS USE AS SPECIFIED IN THE ENCLOSED PROXY STATEMENT.



                                                     Steven B. Solomon,
                                                     As Chief Executive Officer
                                                     and on behalf of the Board
                                                     of Directors
Dallas, Texas
January 26, 2000


YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE POSTAGE PAID ENVELOPE PROVIDED.

                                CT HOLDINGS, INC.
                       (FORMERLY CITADEL TECHNOLOGY, INC.)
                     3811 Turtle Creek Boulevard, Suite 770
                               Dallas, Texas 75219
                                 www.citadel.com

                                ----------------

                                 PROXY STATEMENT
                       1999 ANNUAL MEETING OF STOCKHOLDERS

                          to be held February 25, 2000

                                 ---------------

                  INFORMATION REGARDING SOLICITATION AND VOTING

GENERAL

         This Proxy Statement and the enclosed Proxy are solicited on behalf of CT Holdings, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Meeting") to be held February 25, 2000, at the time and place and for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders (the "Notice"), or any adjournment(s) of the Meeting.

         In December 1999, the Company changed its corporate name to CT Holdings, Inc. We believe that our new name is more descriptive of our focus on incubation of emerging B2B ventures and our current substantial investment in How2.com. We believe that any goodwill associated with our former legal name will be preserved due to the continued use of the name "Citadel Technology" to identify our software business. Following the inadvertent failure of our outside consultants to file a return with the Delaware franchise tax authority in November 1999, another entity obtained the name Citadel Technology, Inc. in Delaware. When we filed reinstatement materials in Delaware, we adopted our new name CT Holdings, Inc. pursuant to statutory procedures that also require the officer who signed the renewal documents to call a stockholders meeting.

         These proxy solicitation materials are being mailed on or about January 31, 2000 to holders of the issued and outstanding shares (the "Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock"), entitled to vote at the Meeting.

RECORD DATE AND PRINCIPAL STOCKHOLDERS

         Stockholders of record at the close of business on December 30, 1999 (the "Record Date") are entitled to notice of and to vote at the Meeting. On December 30, 1999 there were issued and outstanding 44,870,698 shares of Common Stock. There is no other class of voting security of the Company issued or outstanding and entitled to vote at the Meeting. For information regarding security ownership by management and certain other holders of the Common Stock, see "Security Ownership of Certain Persons."

REVOCABILITY OF PROXIES

         Any stockholder of the Company has the unconditional right to revoke his or her proxy at any time prior to the voting thereof by any act inconsistent with the proxy, including notifying the Secretary of the Company of such revocation in writing, executing a subsequent proxy or attending the Meeting and casting a contrary vote. However, no revocation shall be effective unless notice of such revocation has been received by the Company at or prior to the Meeting.

VOTING AND SOLICITATION

         Pursuant to the Certificate of Incorporation of the Company, each share of Common Stock entitles the holder thereof to one vote on any matter requiring a vote by the Company's stockholders that properly comes before the stockholders at the Meeting or any adjournments. The presence at the Meeting, in person or by proxy, of a majority of the outstanding shares of the Company's Common Stock is necessary to constitute a quorum. Abstentions and broker non-votes will be counted for purposes of determining a quorum. The Company's Bylaws and the Delaware General Corporation Law (the "DGCL") require an affirmative vote or written consent of a plurality of the outstanding Shares present in person or by proxy and entitled to vote at the Meeting to elect the directors of the Company.

         Shares represented by valid proxies will be voted in accordance with the stockholder's instructions, or, in the absence of instructions, will be deemed to grant authority to vote:

         FOR THE ELECTION OF THE SEVEN NOMINEES LISTED UNDER "ELECTION OF DIRECTORS" AS NOMINEES OF THE COMPANY FOR ELECTION AS DIRECTORS.

         The Company is unaware of any additional matters not set forth in the Notice of Annual Meeting of Stockholders that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Meeting or any adjournments thereof and presented for a vote of the stockholders, the persons named in the proxy will vote in accordance with their best judgment upon such matters, unless otherwise restricted by law.

         Any stockholder who is present in person or by proxy at the Meeting but who abstains from voting shall be counted for purposes of determining whether a quorum exists, but an abstention or broker non-vote shall not be counted as an affirmative vote with respect to any matter. Stockholders are not entitled to cumulate their votes in the election of directors or with respect to any matter, and are not entitled to vote for a greater number of persons than the number of nominees named in this Proxy Statement. In connection with the election of directors, abstentions and broker non-votes will be deemed not to have been cast and will have no legal effect in the election of directors other than with respect to the determination as to whether a quorum exists.

         The stockholders of the Company have no appraisal rights under the DGCL, the corporation law statute of the Company's place of incorporation, or under any other statute or regulation, with respect to the matters specified in the Notice.

         The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may also be solicited by personal interview, facsimile transmission, and telephone by directors, officers, employees, and agents of the Company. The Company will also supply brokers, nominees, or other custodians with the number of Proxy forms, Proxy Statements, and Annual Reports they may require for forwarding to beneficial owners, and the Company will reimburse such persons for their expense in so doing.

                                    PROPOSAL
                              ELECTION OF DIRECTORS

         In accordance with the Company's Bylaws and as required by the DGCL in connection with the Company's renewal of its charter as described above in "General," the Company is soliciting votes for election of its Board of Directors. Seven directors are proposed to be elected at the Meeting and will hold office until the next annual meeting of stockholders and until their successors shall be elected and shall qualify. Proxies in the accompanying form will be voted FOR the seven nominees, except where authority is specifically withheld by the stockholder. If any nominee should become unable to accept election, votes will be cast pursuant to the accompanying Proxy for a substitute as may be designated by the Board of Directors. The nominees have indicated that they are willing and able to serve as directors. The nominees were nominated for election to the Board of Directors by the current Board of Directors.

                             NOMINEES FOR DIRECTORS

         The seven persons named below are the Board's nominees for election as directors at the Meeting. All nominees are presently directors of the Company. The information appearing in the following table with respect to the nominees for directors has been furnished to the Company by the respective nominees.


NAME                 AGE       POSITION WITH THE COMPANY         DIRECTOR SINCE
-----                ---      --------------------------         --------------
Steven B. Solomon     35       President, Chief Executive
                               Officer, and Assistant Secretary         1992


Victor K. Kiam, II    72       Director                                 1996

Lawrence Lacerte      47       Director                                 1999

Chris A. Economou     45       Director                                 1993

Mark Rogers           40       Director                                 1996

Michael Ruff          24       Director                                 1998

Dr. Axel Sawallich    55       Director                                 1993

STEVEN B. SOLOMON has served as the President and Chief Executive Officer of the Company since May 1997 and as a director of the Company since February 1996. From February 1996 through April 1997, Mr. Solomon served as Chief Operating Officer of the Company. He was the President and a director of LoneStar Hospitality Corp., a predecessor of the Company that owned and operated Miami Subs franchised restaurants in Dallas and Houston, Texas, from its inception in February 1992 until its merger with the Company in February 1996 and was Chairman of the Board of Directors of LoneStar from December 1994 until February 1996. During his tenure at LoneStar, Mr. Solomon also served as developer and executive producer of SportsWaves!, a division of LoneStar that produced syndicated television programs covering the National Football League and other professional and collegiate sports. Mr. Solomon is also Chairman of the Board of Directors and Chief Executive Officer of How2.com, Inc., a subsidiary of the Company.

VICTOR K. KIAM, II has served as a director of the Company since July 1996 and has served as Chairman of the Company since January 1998. Mr. Kiam is Chairman of Remington Products, L.L.C., a manufacturer, distributor and marketer of electrical shavers and other consumer products, and has served in various managerial capacities at Remington since 1979. From 1988 to 1992, Mr. Kiam was Chairman of the New England Patriots Football Team. Mr. Kiam also serves on the boards of directors of several other consumer product companies (including Ronson, plc, a marketer of lighters and consumer products). Mr. Kiam also serves on the Board of Directors of How2.com.

LAWRENCE LACERTE has served as a director of the Company since January 1999. Mr. Lacerte has served as President of Lacerte Technologies, Inc., a Dallas based investment firm, since July 1998. From 1978 until July 1998, Mr. Lacerte served as Chairman and Chief Executive Officer of Lacerte Software Corporation, a tax and accounting software company. In June 1998, Lacerte Software was acquired by Intuit Corporation. Mr. Lacerte also serves on the Boards of Directors of Universal Display Corporation, a publicly traded company engaged in the research and development of flat panel displays, and Teraglobal Communications Corp., a publicly traded communications technology company that designs and markets microprocessor and software-based products and services for real-time communications. Mr. Lacerte also serves as Vice Chairman of the Board of Directors of How2.com.

CHRIS A. ECONOMOU has served as a director of the Company since February 1996, and was a director of LoneStar from June 1993 until its merger with the Company. Mr. Economou has been engaged in the private practice of law in Fort Lauderdale, Florida, primarily in the transactional and corporate areas since 1988. He served as Executive Vice President, Secretary and General Counsel of Miami Subs Corporation from August 1992 until June 1994 and as a director from 1989 to 1994.

MARK ROGERS has served as a director of the Company since July 1996. Since 1989, Mr. Rogers has served as a partner and Chief Operating Officer of NFT Ventures, a venture capital fund established by Ray Noorda, the founder of Novell, Inc. In connection with his position at NFT Ventures, Mr. Rogers advises several computer software companies in Texas, Utah and Silicon Valley, with respect to various strategic and developmental matters. Mr. Rogers also serves on the boards of directors of Cytation.com Incorporated, an online college application assistance company, and several other high-tech companies.

MICHAEL RUFF has served as a director of the Company since July 1998. Mr. Ruff served as chairman of the board of directors of Texas Central Bank, N.A., from February 1998, and as a member of the board of directors of the bank from December 1995, until the sale of Texas Central Bank to BankUnited in August 1999. Mr. Ruff has served as president of Lennox Properties Inc., a real estate development company specializing in single and multi family developments in Dallas, Colorado Springs and Atlanta, since June 1997 and as vice president since June 1995. Mr. Ruff is President of Icarus Investments, Inc. (formerly ALR, Inc.), a non-diversified hedge fund specializing in public securities investments. He also served as Vice President of Icarus from August 1994 until his appointment as President in August 1996. Mr. Ruff received his degree in economics from Rice University. Mr. Ruff also serves on the Board of Directors of Newsmax.com, an online news organization.

DR. AXEL SAWALLICH has served as a director of the Company since February 1996 and was a director of LoneStar from March 1993 until its merger with the Company. Since January 1997, Dr. Sawallich has been chief investment consultant for Lifeplan Investments, Vienna, Austria. Since 1993, he has been the managing partner of Global Invest, an investment firm located in Vienna. From 1991 until 1994, he also was a consultant for Serco Investment Counseling Corporation. From 1989 to 1990, Dr. Sawallich was the general manager and director of the Vienna regional branch of Allgemeine Sparkasse Bank AG. From 1985 to 1989, Dr. Sawallich was with Bank fur Arbeit und Wirtschaft AG, Vienna, serving as the deputy head of the credit department until 1986 and as the Executive Vice President of the Bank's Bureau for Commercial Customers thereafter. Dr. Sawallich has also been acting as an independent, publicly certified, investment advisor since 1993.

         Upon the election of the nominees to the Board of Directors of the Company, there will be two vacancies on the Company's Board of Directors. The Company's bylaws provide that vacancies on the board of directors may be filed by a majority of the current directors. At present, the Company has no immediate plans to fill the vacancies existing on the Board of Directors.

         There are no family relationships among any of the directors or executive officers of the Company. See "Certain Relationships and Related Transactions" for a description of transactions between the Company and its directors, executive officers or their affiliates.

                                  VOTE REQUIRED

         The seven nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote for them shall be elected as directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR.

                        BOARD OF DIRECTORS AND COMMITTEES

         During the fiscal year ended February 28, 1999, the Board of Directors held one meeting and took action by unanimous written consent on one occasion. Each director attended at least 75% of the aggregate number of meetings held by the Company's Board of Directors and committees on which he served during the fiscal year ended February 28, 1999. Each director is elected to serve until the next annual meeting of stockholders or until the director's successor is duly elected and qualified. Officers serve at the discretion of the Board of Directors.

EXECUTIVE COMMITTEE

         The Company currently has an Executive Committee comprised of Messrs. Economou, Lacerte, Rogers and Solomon. The Executive Committee is authorized to act on behalf of the Board on all corporate actions for which applicable law does not require participation by the full Board. During the fiscal year ended February 28, 1999, the Executive Committee took action by unanimous written consent on thirteen occasions.

AUDIT COMMITTEE

         In July 1999, the Board appointed an Audit Committee. The Audit Committee consists of Messrs. Kiam, Lacerte and Rogers. The Audit Committee examines and considers matters relating to the financial affairs of the Company, including reviewing the Company's annual financial statements, the scope of the independent annual audit and the independent auditor's letter to management concerning the effectiveness of the Company's internal financial and accounting controls. The Audit Committee held no meetings during the fiscal year ended February 28, 1999, as it was formed subsequent to the end of fiscal 1999.

COMPENSATION COMMITTEE

         In July 1999 the Board appointed a Compensation Committee, which is comprised of Messrs. Economou and Lacerte. The Compensation Committee considers and makes recommendations to the Company's Board of Directors with respect to programs for human resource development and management organization and succession, approves changes in senior executive compensation and makes recommendations to the Company's Board of Directors with respect to compensation matters and policies. The Compensation Committee also administers the Company's benefit plans. The Compensation Committee held no meetings during the fiscal year ended February 28, 1999, as it was formed subsequent to the end of fiscal 1999.

                            COMPENSATION OF DIRECTORS

         The members of the Board of Directors do not receive cash compensation in connection with their service but are entitled to reimbursement for their expenses incurred in connection with attendance at meetings of the Board of Directors or committees.

                        EXECUTIVE OFFICERS OF THE COMPANY

The executive officers of the Company as of January 15, 2000 are as follows:

NAME                   AGE      POSITION WITH THE COMPANY
----                   ---      -------------------------
Steven B. Solomon      35       President, Chief Executive Officer,
                                Assistant Secretary and Director

Carl E. Banzhof        33       Chief Technology Officer

Bennett Klein          44       Vice President of Business Development
Lester Sideropoulos    44       Vice President of Sales

         Information concerning the business experience of Mr. Solomon is provided under the caption "Election of Directors" above. Set forth below is information concerning the business experience of the other executive officers of the Company.

CARL E. BANZHOF has served as Chief Technology Officer since July 1997, prior to which he served as Vice President - Development of Network Products since joining the Company in February 1996. Mr. Banzhof has more than 15 years of experience in the software industry, including designing, developing and marketing software products, building software development teams and organizations and managing products in network management and PC desktop markets. He was the founding partner and Vice President of Software Engineering from 1992 to 1995 of Circuit Masters Software, Inc., a software company which developed and marketed network management utilities for Novell NetWare environments, and was acquired by the Company in February 1996. Prior to joining Circuit Masters, Mr. Banzhof was lead software developer from 1988 to 1992 at Fluor Daniel Engineering, a software development and worldwide engineering company.

BENNETT KLEIN has served as Vice President of Business Development since January 1998. Prior to joining the Company, Mr. Klein was employed at Iomega Corporation, where he was part of the original marketing team that successfully brought the JAZ and ZIP removable storage media to the mass market. He has approximately 15 years experience in original equipment manufacturer development and sales and marketing, including experience with such industry leaders as Cheyenne Software, where he was product line manager helping to market their network storage management product line, and IBM, where he focused on sales and marketing of mass storage, network management, telecommunications, telephony and optical storage solutions.

LESTER SIDEROPOULOS has served as Vice President of Sales since joining the Company in January 1999. Mr. Sideropoulos has over 20 years experience in sales. Prior to joining the Company, Mr. Sideropoulos was Director of Business Technology at Constellation Technology, a developer of data acquisition systems from January 1998 to January 1999, Director of Sales for Oxford Instruments, a developer of nuclear detection systems from May 1993 to January 1998, and has held various other product management and direct sales positions during his 20 year career.

The Company's former Chief Operating Officer and Chief Financial Officer, Richard L. Travis, Jr., resigned from the Company effective as of January 14, 2000. In connection with Mr. Travis' resignation, the Company entered into a Settlement and Release Agreement with Mr. Travis, which provides for him to provide certain financial consulting services to the Company. See "Employment Agreements" and "Certain Relationships and Related Transactions."

               SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
                           AND PRINCIPAL STOCKHOLDERS

         As of December 30, 1999, there were issued and outstanding 44,870,698 shares of Common Stock. There is no other class of voting security of the Company issued or outstanding. The following table sets forth the number of shares of the Company's Common Stock beneficially owned, as of December 30, 1999 by (i) each person known to the Company to own more than 5% of the Common Stock of the Company (the only class of voting securities now outstanding), (ii) each of the nominees for director, (iii) each executive officer named in the Summary Compensation Table and (iv) all directors, named executive officers and other executive officers as a group. Unless otherwise indicated, the number of shares and percentage of ownership of Common Stock for each of the stockholders set forth below assumes that shares of Common Stock that the stockholder may acquire within sixty days of December 30, 1999 are outstanding. Except as otherwise indicated, all shares are owned directly and the owner has the sole voting and investment power with respect thereto.

                                         NUMBER OF        APPROXIMATE PERCENT OF
NAME AND ADDRESS                       SHARES OWNED                 CLASS
----------------                       ------------       ---------------------

Carl E. Banzhof (1)
3811 Turtle Creek Blvd., Suite 770
Dallas,  Texas  75219 ..............      159,401                     *

Gilbert Gertner (2)
1300 Post Oak Blvd., Suite 1985
Houston,  Texas 77056 ..............    2,345,000                     5.2%

Chris A. Economou
150 North Federal Highway, Suite 210
Fort Lauderdale, Florida 33301 .....      474,400                     1.1%

Icarus Investments I, Ltd. (3)
8144 Walnut Hill Lane, Suite 172
Dallas,  Texas 75231 ...............    4,750,000                    10.6%

Victor K. Kiam, II (4)
RPI Corporation
350 Fifth Avenue, Suite 5408
New York,  New York 10018 ..........      744,452                     1.7%

Bennett Klein (5)
3811 Turtle Creek Blvd., Suite 770
Dallas,  Texas 75219 ...............      208,325                     *

Lawrence Lacerte
13155 Noel Road - Suite 2200
Dallas,  Texas 75225 ...............      600,000                     1.3%

Metamor Worldwide, Inc. (6)
4400 Post Oak Parkway, Suite 1100
Houston,  Texas 77027 ..............    5,781,937                    12.9%

Mark Rogers
NFT Ventures, Inc. .................
751 Laurel Street, No.19
San Carlos,  California 94070 ......      401,500                     *

Michael Ruff (3)
Icarus Investments I, Ltd. .........
8144 Walnut Hill Lane, Suite 172
Dallas,  Texas 75231 ...............    4,895,000                    10.9%

Dr. Axel Sawallich (7)
Beatrixgasse 3
A-1030 Vienna,  Austria ............      137,144                     *


Steven B. Solomon
3811 Turtle Creek Blvd., Suite 600
Dallas,  Texas 75219 ...............    5,485,993                     12.2%

Lester Sideropoulos (8)
3811 Turtle Creek Blvd., Suite 770
Dallas,  Texas  75219 ..............       66,668                     *

Richard L. Travis, Jr
3811 Turtle Creek Blvd., Suite 770
Dallas,  Texas 75219 ...............    1,220,000                      2.7%

All officers and directors
As a group (10 persons) (9) ........   13,172,483                     29.4%

-------------
*Less than 1%


(1) Includes 100,000 shares presently issuable pursuant to options to purchase Common Stock and 2,000 shares owned by his spouse.
(2) Includes 1,462,500 shares presently issuable pursuant to options to purchase Common Stock held by Mr. Gertner.
(3) Includes 1,750,000 shares presently issuable pursuant to warrants to purchase Common Stock owned by Icarus Investments I, Ltd. ("Icarus"). Based solely on the 13G/A (Amendment No. 1) filed with the Securities and Exchange Commission ("SEC") on July 15, 1998 with respect to the Company's Common Stock owned by Icarus. According to the 13G/A (Amendment No. 1), Icarus may be deemed to own beneficially 3,000,000 shares of Common Stock, acquired for investment purposes. Mr. Ruff's shares include the Icarus shares and shares owned by Mr. Ruff, individually.
(4) Includes 250,000 shares held by RPI, Inc., a company owned and controlled by Mr. Kiam.
(5) Consists of 208,325 shares presently issuable pursuant to options to purchase Common Stock subject to options vesting within 60 days of December 30, 1999.
(6) Includes 2,000,000 shares presently issuable pursuant to warrants to purchase Common Stock. Mr. Pierce's shares include the shares and warrants owned by Metamor as Mr. Pierce is a director and executive officer of Metamor. Mr. Pierce disclaims beneficial ownership of such shares and warrants owned by Metamor. Based solely on the 13D/A (Amendment No. 2) filed with the SEC on November 24, 1999 with respect to the Company's Common Stock owned by Metamor.
(7) Includes 12,144 shares held by Dr. Sawallich as trustee, over which he has voting and dispositive power.
(8) Includes 66,668 shares presently issuable pursuant to options to purchase Common Stock held by Mr. Sideropoulos.
(9) Includes shares issuable pursuant to presently exercisable options or warrants or options or warrants exercisable within 60 days of December 30, 1999, held by Messrs. Banzhof, Klein, Ruff, Sideropoulos and/or their affiliates.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company's officers, directors and persons who own more than ten percent (10%) of a registered class of the Company's equity securities file reports of ownership and changes in ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, that all filing requirements required by Section 16(a) for fiscal 1999 applicable to such persons were complied with, the Company has determined that Messrs. Kiam and Sawallich each filed a Form 5 late (such Form 5s related to the exercise of certain options) and Mr. Klein filed a Form 4 late relating to the sale of securities.

                       COMPENSATION OF EXECUTIVE OFFICERS

         The total compensation for the three fiscal years ended February 28, 1999 of Steven B. Solomon, the Company's Chief Executive Officer (and the chief executive officer of LoneStar prior to its merger with the Company); Richard L. Travis, Jr., the Company's former Chief Operating and Financial Officer; Carl E. Banzhof, the Company's Chief Technology Officer; and Bennett Klein, the Company's Vice President of Business Development (the "Named Executive Officers"), is set forth below in the following Summary Compensation Table. No other person received cash compensation in excess of $100,000 during the fiscal year ended February 28, 1999.

                           SUMMARY COMPENSATION TABLE


                                               ANNUAL COMPENSATION                           LONG-TERM
                                               -------------------                          COMPENSATION
                                                                                                AWARDS
                                                                                                ------

                                                                             OTHER
                                                                            ANNUAL           SHARES
   NAME AND                  FISCAL                                      COMPENSATION       UNDERLYING       ALL OTHER
   POSITION                   YEAR        SALARY($)       BONUS($)           ($)             OPTION         COMPENSATION
  ----------                 ------       --------        -------        ------------        ---------      ------------

Steven B. Solomon             1999        150,538          120,500        11,400(2)               0(3)          9,975(2)
 President,                   1998        135,000          104,000(1)     11,400(2)       2,000,000             8,342(2)
 CEO and Asst.                1997        120,000           66,496        11,400(2)               0             7,446(2)
 Sect'y ...............

Richard L. Travis, Jr.        1999        136,667           25,000        11,400(4)                0(3)          5,400
 Former COO/CFO and           1998        130,000           10,000        11,400(4)        1,150,000            23,552(4)
 Sect'y ...............       1997         29,791(4)             0        11,400(4)                0                 0

Carl E. Banzhof               1999        115,000                0             0                   0             4,093
 Chief Technology             1998        100,625              500             0             100,000             3,552
 Officer...............       1997        103,228            1,000             0                   0                 0

Bennett Klein                 1999        135,000           37,000(5)          0                   0            61,467(5)
 V.P. - Business
 Development...........       1998         21,548(5)             0             0             300,000                 0



(1) During fiscal 1998, in connection with the discharge of a debt owed to the Company, Mr. Solomon forgave $79,000 in accrued compensation due him. See "Certain Relationships and Related Transactions."
(2) Mr. Solomon received a car allowance of $950 per month and health, life and disability insurance during each fiscal year. Subsequent to the end of fiscal 1999, Mr. Solomon entered into an employment agreement with How2.com, pursuant to which How2.com now pays Mr. Solomon's salary.
(3) Excludes 6,600,000 and 60,000 shares underlying options granted during the year by How2.com to Messrs. Solomon and Travis respectively. Mr. Travis was originally granted 120,000 shares underlying options that vested over a three year period but pursuant to the terms of his Settlement and Release Agreement with the Company, 60,000 of such shares underlying options were forfeited. See "Employment Agreements" and "Certain Relationships and Related Transactions."
(4) Mr. Travis received a car allowance of $950 per month for fiscal years 1997 (December 1996 through February 1997), 1998 and 1999 and health, life and disability insurance during each fiscal year. Pursuant to Mr. Travis' employment agreement, Mr. Travis could elect to receive Company Common Stock in lieu of certain raises in salary. Mr. Travis exercised this option during fiscal year 1998, and in connection therewith, received 70,000 shares of the Company's common stock (valued at $20,000). Mr. Travis commenced working for the Company in December 1996 and resigned from the Company effective January 14, 2000.
(5) Mr. Klein commenced working for the Company in January 1998. In connection with his employment agreement, Mr. Klein received a relocation package of $56,542 and 100,000 shares of the Company's Common Stock as a sign-on bonus, valued at $37,000 as of the date of grant. Mr. Klein also receives, as part of his employment agreement, health, life and disability insurance.



                      OPTION GRANTS DURING FISCAL YEAR 1999

         The Company did not grant any stock options or stock appreciation rights to the Named Executive Officers during the fiscal year ended February 28, 1999. How2.com granted stock options to certain of the Named Executive Officers during the 1999 fiscal year, as described in "Certain Relationships and Related Transactions."

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

         The following table describes, for each of the Named Executive Officers, options exercised and the potential values for their unexercised in-the-money options at February 28, 1999 (the Company issued no SARs during the 1999 fiscal year):


                                                                                                                VALUE OF
                                                                       NUMBER OF SECURITIES                    UNEXERCISED
                                                                             UNDERLYING                        IN-THE-MONEY
                                                                           UNEXERCISED                       OPTIONS/SARS AT
                                                                          OPTIONS/SARS AT                    FISCAL YEAR END
                                                                          FISCAL YEAR END($)                      ($)(2)
                                                                      ----------------------                 ---------------


                                 SHARES              VALUE
                               ACQUIRED ON         REALIZED                EXERCISABLE/                        EXERCISABLE/
          NAME                 EXERCISE(#)           ($)(1)               UNEXERCISABLE                       UNEXERCISABLE
          -----               ------------         ---------              -------------                       -------------

Steven B. Solomon.......        3,175,000(3)       878,750(3)                      0/0(4)                               0/0(4)

Richard L. Travis, Jr. .         1,100,000          363,750                        0/0(4)                               0/0(4)

Carl E. Banzhof.........                 0                0                  100,000/0                            298,000/0

Bennett Klein...........                 0                0            133,328/166,672                      387,984/485,016


(1) Based on the market price on the date exercised less the exercise price payable for each share.
(2) Based on the fair market value of the Company's Common Stock (at February 28, 1999) per share less the exercise price payable for each share.
(3) Excludes options to purchase 4,000,000 shares of How2.com granted to and exercised by Mr. Solomon during the 1999 fiscal year and options to purchase 1,000,000 shares of How2.com granted to and exercised by Mr. Solomon subsequent to the end of the 1999 fiscal year (after giving effect to the four-for-one stock split of How2.com's common stock effective in July 1999).
(4) Excludes How2.com options to purchase 1,600,000 shares (all of which are currently unexercisable), and 120,000 shares (80,000 of which are currently unexercisable), for Messrs. Solomon and Travis, respectively (after giving effect to the four-for-one stock split of How2.com's common stock effective in July 1999).

                              EMPLOYMENT AGREEMENTS

         The Company has entered into employment agreements with each of Messrs. Solomon and Klein. The annual base salaries being paid to Messrs. Solomon and Klein were $165,000 and $135,000, respectively, as of February 28, 1999, and the employment agreements provide for periodic salary increases and bonuses. The employment agreements continue until February 2002 and January 2001, respectively for Messrs. Solomon and Klein, and annually thereafter until terminated by either party. In addition, the employment agreements provide for severance benefits ranging from six months of base salary (for Mr. Klein), or the greater of (i) the remaining term of the contract, discounted at a rate of six percent, or (ii) 24 months of base salary (for Mr. Solomon), in the event of termination without cause or constructive termination. Mr. Solomon has entered into an Employment Agreement with How2.com effective as of January 1, 1999, and the Company ceased paying Mr. Solomon's salary effective as of July 1, 1999.

         Richard L. Travis, Jr., the Company's former Chief Operating Officer and Chief Financial Officer, resigned from the Company and his employment agreement was terminated effective as of January 14, 2000. In connection with his resignation from the Company and the termination of his employment agreement, Mr. Travis and the Company entered into a Settlement and Release Agreement which provides, among other things, for the payment of an aggregate of $50,001 to Mr. Travis in three equal monthly installments of $16,667 commencing on the last day of each of the first three months following Mr. Travis' resignation from the Company. The Settlement and Release Agreement also provides for Mr. Travis to perform certain financial consulting services for the Company (as an independent contractor) until April 14, 2000. See "Certain Relationships and Related Transactions."

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Mr. Solomon is the Chief Executive Officer and President and a director of the Company and serves as the Chief Executive Officer and Chairman of the Board of Directors of How2.com. Other than Mr. Solomon, none of the Company's executive officers serve as members of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board or compensation committee. See "Certain Relationships and Related Transactions" for information regarding transactions with members of the compensation committee.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The following is a discussion of certain relationships and related transactions between the Company and its officers, directors and principal shareholders. Please see below for a discussion of certain relationships and related transactions between How2.com and the Company and its officers, directors and principal shareholders.

         During January 2000, the Company entered into a Settlement and Release Agreement with Mr. Travis in connection with his resignation as the Company's Chief Operating Officer and Chief Financial Officer and the termination of his employment agreement. The Settlement and Release Agreement provides for the payment of an aggregate of $50,001 to Mr. Travis in three equal monthly installments of $16,667 commencing on the last day of each of the first three months following Mr. Travis' resignation from the Company. Also, in connection with the Settlement and Release Agreement, the Company agreed to forgive an aggregate of $295,000, plus accrued interest, of indebtedness owed by Mr. Travis to the Company. See "Employment Agreements."

         During fiscal year 1999, the Company advanced funds to Mr. Solomon in the amount of approximately $780,000 during the third quarter and $745,000 during the fourth quarter. Both advances were evidenced by unsecured promissory notes bearing interest at 5%. The entire balance with the exception of $145,000 was repaid prior to the end of the fiscal year. The remaining balance was paid as of April 30, 1999.

         The Company contracted with Metamor Software Solutions, a division of Metamor Worldwide, Inc. (formerly CORESTAFF, Inc.) to provide various development services for the Company. The Company incurred approximately $600,000 and $115,000 in expenses related to these services during the fiscal years ended February 28, 1999 and 1998, respectively. Mr. Johnsen, a former director of the Company, was the executive vice president of Metamor during this time period, and Mr. Pierce, a former director of the Company, was Chief Financial Officer of Metamor during that time and is now a director of Metamor. In June 1999, Mr. Johnsen joined How2.com as President and Chief Operating Officer, and Mr. Pierce joined the board of How2.com.

         During the fiscal year ended February 28, 1999, the Company and How2.com incurred legal fees in the amount of approximately $140,000 to Wood, Exall & Bonnet, L.L.P. In fiscal 1998, the Company incurred approximately $70,000 in legal fees to such firm. David Wood, a partner of such firm, is the brother-in-law of Steven B. Solomon. Mr. Wood also serves as General Counsel of How2.com.

         In connection with a $1,125,000 8% redeemable convertible note offering dated June 9, 1997, the Company's former chairman, Gilbert Gertner, pledged stock of a company controlled by him to secure the repayment of up to $500,000 of this indebtedness. In connection with this pledge, the Company paid Mr. Gertner a fee of $25,000. On February 15, 1998 the Company restructured this indebtedness and in connection therewith Mr. Gertner's collateral was released.

         In April 1997, the Company entered into an Asset Sale Agreement with Gilbert Gertner and George Sharp, two of the Company's directors at the time (the "Purchasers"). At the date of the agreement, the Purchasers together owned approximately 31% of the Company's outstanding Common Stock. Pursuant to the Agreement the Company sold to the Purchasers $3,750,000 of trade accounts receivable and forgave indebtedness owed by the Purchasers to the Company in the amount of $155,000 ($72,000 related to the discharge of joint venture indebtedness discussed below). The carrying value of the receivables at February 28, 1997, net of allowance, was $1,992,000. Pursuant to the participation interest retained by the Company, the Company will retain a profits
                                       11
  participation interest in the assets sold to the Purchasers in the event the Purchasers collect in excess of $2,250,000 of the accounts receivable (after expenses of collection), in which case the Purchasers shall pay to the Company 50% of such amounts collected in excess of $2,250,000. Consideration received from the Purchasers included 3,900,000 shares of the Company's Common Stock, with a market value of approximately $2,750,000, as of the date of the transaction (for accounting purposes, the stock was valued at approximately $2,147,500). The shares acquired represented approximately 23% of the Company's then issued and outstanding shares and are deemed treasury shares. As of the Record Date, the Company had canceled the shares from the Purchasers. The transaction resulted in no gain or loss to the Company.

         In November 1996, the Company made a one-year, $625,000, 8% loan to GGS Investment Company, a joint venture owned by Mr. Gertner, Mr. George Sharp, and Mr. Solomon, who were directors and owned an aggregate of approximately 6,800,000 shares of the Company's outstanding Common Stock at that time. The purpose of the joint venture was to invest in securities for short-term profits. The loan agreement provided that interest would be waived for the first six months in consideration of 100% of the net profits, during that period, being paid to the Company. The loan was guaranteed by each of the officers, and the guaranty was secured by a pledge of 754,000 shares of the Company's Common Stock, valued at approximately $1,282,000 as of the date of the transaction.

         The joint venture was not profitable, and the loan was discharged in April 1997 in the following manner: Mr. Solomon forgave $79,000 of accrued compensation due him, Mr. Gertner assumed debt of approximately $275,000 (including accrued interest) due to a company controlled by Mr. Gertner, Mr. Sharp received a credit against the loan of $200,000 as consideration for agreeing to terminate his noncancellable employment contract, and approximately $72,000 was forgiven in connection with the Asset Sale Agreement discussed above.

         At various times during the year ended February 28, 1998, Messrs. Solomon and Travis advanced funds to the Company to fund various short-term obligations of the Company.

         During the year ended February 28, 1998, the Company lent approximately $122,000 to Mr. Solomon and was repaid in full prior to the end of such fiscal year.

         CERTAIN TRANSACTIONS BETWEEN THE COMPANY'S NAMED EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS AND HOW2.COM

         Since its inception on January 7, 1999, How2.com has issued and sold common stock to the Company and the executive officers and directors listed below:



                                                SHARES OF                         AGGREGATE
             INVESTOR                      COMMON STOCK (1)(#)                PURCHASE PRICE($)
             --------                      -------------------                ----------------

Lawrence Lacerte.................                 2,400,000                        4,000,000

Edward Pierce....................                    20,000                           25,000

CT Holdings, Inc.................                20,000,000                          191,000(2)

Michael Ruff (3).................                 2,300,000                        3,075,000

(1)      Does not include shares issued pursuant to the exercise of options.
(2) $141,000 of which represents an intercompany payable for services performed by and expenditures paid by the Company in support of How2.com's initial operations, which amount was converted into equity subsequent to February 28, 1999.
(3) Represents shares owned by Icarus Investments I, Ltd., of which Mr. Ruff is the president of the general partner.

         How2.com sold the shares of its common stock to finance its development activities, operations and acquisitions. How2.com issued the shares of common stock to the Company on January 7, 1999 in a private transaction for a promissory note plus the provision of services including administrative, personnel, facilities and financial services through June 30, 1999. None of the investors were affiliated with How2.com prior to purchasing these shares, other than Mr. Lacerte, who served as a director of the Company at the time, and Mr. Ruff, who also served as a director of the Company.

         How2.com has granted options to purchase How2.com shares to some of the Company's directors and named executive officers and certain of the directors and named executive officers have exercised such options. How2.com granted options to purchase 6,600,000 shares of its common stock to Mr. Solomon (5,000,000 of which have been exercised at a weighted average exercise price of $0.07 per share), 3,800,000 shares to Mr. Johnsen (2,000,000 of which have been exercised at a weighted average exercise price of $0.025 per share), 600,000 shares to Mr. Economou (100,000 of which have been exercised at a weighted average exercise price of $0.25 per share), 600,000 shares to Mr. Rogers (100,000 of which have been exercised at a weighted average exercise price of $0.25 per share), 800,000 to Mr. Wood (100,000 of which have been exercised at a weighted average exercise price of $0.25 per share), and 120,000 to each of Messrs. Travis, Klein, and Sideropoulos. How2.com has also granted Icarus Investments warrants to purchase 1,000,000 shares of How2.com common stock (300,000 of which have been exercised at an exercise price of $.25 per share).

         During 1999 How2.com loaned an aggregate of $700,000 to Mr. Solomon, which loans have been repaid in full. These loans bore interest at five percent per annum, had a maturity of less than two years, were full recourse and were secured by a pledge of 4,000,000 shares of the Company's stock owned by Mr. Solomon. In addition, in July 1999 after repayment of the $700,000 in loans, How2.com loaned $250,000 to Mr. Solomon, which loan has been repaid in full. This loan which bore interest at five percent per annum was full recourse, had a maturity of less than three months, and was secured by a pledge of 1,000,000 shares of How2.com common stock owned by Mr. Solomon.

         How2.com loaned $50,000 to Mr. Johnsen, which loan has been repaid in full. This loan bore interest at five percent per annum, had a maturity of less than two years, was full recourse and was secured by a pledge of 2,000,000 shares of How2.com's common stock owned by Mr. Johnsen. In addition, after repayment of the $50,000 loan, How2.com loaned $750,000 to Mr. Johnsen in connection with his relocation. This loan bears interest at five percent per annum, is full recourse, has a maturity of less than two years and is secured by a pledge of all of the shares of How2.com's common stock owned by Mr. Johnsen.

CERTAIN TRANSACTIONS BETWEEN THE COMPANY AND HOW2.COM

         As of November 30, 1999, the Company owned approximately 45.6% of How2.com's outstanding shares of common stock. Through June 30, 1999, the Company provided various services to How2.com, including the professional services of a number of its executives and employees. In consideration for these services, the Company allocated a portion of its overhead costs related to such services to How2.com. These allocated expenses, totaling approximately $141,000, were contributed to How2.com as a portion of the consideration for the shares of How2.com issued to the Company. Management of the Company believes that the amounts allocated to How2.com have been no less favorable to it than the expenses it would have incurred to provide such services on its own or from unaffiliated third parties. None of these services have been provided to How2.com pursuant to any written agreement between How2.com and the Company. In addition, the Company has guaranteed the obligations of How2.com under an office lease in Santa Monica, California.

         In the past, the Company has borrowed cash from How2.com to cover short-term cash requirements. How2.com has made those loans to the Company, totaling approximately $578,000, pursuant to a promissory note secured by 300,000 shares of How2.com common stock owned by the Company. The note is due upon demand and bears interest at five percent per annum. As of December 31, 1999, the Company had repaid How2.com $500,000 under these notes.

         The Company has announced that, subject to compliance with SEC and state regulations and the expiration of a lock-up agreement with How2.com's underwriters of its proposed initial public offering, the Company intends to initiate a distribution of fifteen percent of the shares of How2.com's common stock that the Company owns. If there are problems associated with compliance with SEC requirements or state law, then the distribution of

How2.com shares may be delayed or may not occur. There can be no assurance that the Company will complete the distribution on the proposed terms or at all.


                  AVAILABILITY OF ANNUAL REPORT ON FORM 10-KSB

         A copy of the Company's Annual Report on Form 10-KSB containing audited financial statements accompanies or has preceded this proxy statement. The Annual Report does not constitute a part of the proxy solicitation material.


                              STOCKHOLDER PROPOSALS

         The Company's 2000 Annual Meeting of Stockholders is scheduled to be held on or about August 15, 2000. In order to be considered for inclusion in the Company's proxy materials for that meeting, stockholders proposals must be received at the Company's executive offices, addressed to the attention of the Secretary, no later than May 15, 2000.

                                  OTHER MATTERS

         As of the time this proxy statement was printed, neither management nor the Board of Directors is aware of any matter to be presented for action at the Meeting other than matters set forth herein. If any other matters requiring a vote of stockholders are properly brought before the Meeting, the proxies in the enclosed form confer on the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the shares in accordance with their best judgment in the interest of the Company. It is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

         It is important that your shares be represented at the meeting, regardless of the number of shares you hold and whether you intend to attend the meeting. You are therefore urged to complete, date, execute and return, at your earliest convenience, the accompanying proxy card in the postage paid envelope which has been enclosed.



STEVEN B. SOLOMON
As Chief Executive Officer and President and on behalf of the Board of Directors
Dallas, Texas
January 26, 2000

                             [CT HOLDINGS INC. LOGO]



                            NOTICE OF ANNUAL MEETING
                                       AND
                                 PROXY STATEMENT

                             ----------------------


                                February 25, 2000

                                  DALLAS, TEXAS

                             ----------------------

                             CT HOLDINGS, INC.
                       (FORMERLY CITADEL TECHNOLOGY, INC.)


                                      PROXY


                     FOR ANNUAL MEETING OF THE STOCKHOLDERS
                              OF CT HOLDINGS, INC.


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



The undersigned hereby appoints STEVEN B. SOLOMON, CARL E. BANZHOF and DAVID A. WOOD, and each of them, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the Annual Meeting of the Stockholders of the Company to be held in the Ballroom of the Stoneleigh Hotel, 2927 Maple Avenue, Dallas, Texas on February 25, 2000 at 10:00 a.m. and at any adjournments thereof.

          YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL.










                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

This proxy when properly signed will be voted in the manner directed herein by the undersigned shareholder. Please mark your votes as in this example using dark ink only [X]

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL.

                                            FOR ELECTION     WITHHOLD AUTHORITY
                                              OF ALL           TO VOTE FOR ALL
                                             NOMINEES             NOMINEES


1. Election of directors: Steven B. Solomon,      [ ]                 [ ]
   Victor K. Kiam, II, Lawrence Lacerte,
   Chris A. Economou, Mark Rogers,
   Michael Ruff and Dr. Axel Sawallich.


--------------------------------------------------------------------------------

Instruction: To withhold authority to vote for any nominees, write the nominees' names in the space above.

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

IMPORTANT - PLEASE SIGN AND RETURN PROMPTLY. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.


Signature                                       Title:
         -------------------------------             --------------------------


Signature if held jointly
                         ------------------------------------------------------

Dated:                 , 2000
     ------------------